UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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ASPEN INSURANCE HOLDINGS LIMITED

(Name of Registrant as Specified In Its Charter)

ENDURANCE SPECIALTY HOLDINGS LTD.

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Endurance Specialty Holdings Mails Definitive Solicitation Statement and Sends Letter to Aspen Insurance Holdings Shareholders

Endurance’s Proposal Provides Compelling Value for Aspen Shareholders

Aspen Shareholders Have Opportunity to Take Concrete Action Towards Realizing the Value Presented By Endurance’s Proposal and to Send an Unequivocal Message to Aspen’s Board of Directors

PEMBROKE, Bermuda, June 18, 2014 – Endurance Specialty Holdings Ltd. (“Endurance”) (NYSE: ENH) is sending a letter to the shareholders of Aspen Insurance Holdings Limited (“Aspen”) (NYSE: AHL) along with a definitive solicitation statement, including a WHITE authorization and consent card, providing a means for Aspen shareholders to requisition a special general meeting of shareholders in connection with a proposal to increase the size of Aspen’s board of directors from 12 to 19 directors and to authorize support for the proposal of a Scheme of Arrangement by Endurance.

The letter being mailed to Aspen common shareholders with Endurance’s definitive solicitation statement reads as follows:

Dear Fellow Aspen Shareholder:

As you may know, Endurance has announced an increased proposal to acquire all of the common shares of Aspen for $3.2 billion, or $49.50 per Aspen share (based on Endurance’s unaffected closing share price on April 11, 2014), with a combination of cash and Endurance common shares.

We know from our conversations with many of you that you have been frustrated by the dismissive and entrenched response of Aspen’s board and management to our highly attractive acquisition proposal in favor of an untested standalone strategy for generating future shareholder value. Our proposal represents a 19.5% premium over Aspen’s all-time high share price prior to our offer. What Aspen’s board and management have failed to achieve for 10 years, we are prepared to deliver today.

YOU NOW HAVE THE OPPORTUNITY TO TAKE CONCRETE ACTION TOWARDS REALIZING THE VALUE PRESENTED BY ENDURANCE’S PROPOSAL AND TO SEND AN UNEQUIVOCAL MESSAGE TO THE ASPEN BOARD OF DIRECTORS

By voting FOR the two proposals on your WHITE card, you will be endorsing actions that can provide you the direct opportunity to vote for Endurance’s proposal through a Scheme of Arrangement under Bermuda law, as well as the right to elect a majority of Aspen directors who will place the interests of Aspen’s shareholders first. In addition, your vote for Endurance’s two authorizations will send a strong message to Aspen’s board of directors that it should engage immediately in good faith discussions with Endurance regarding our proposed transaction.

We firmly believe that a combination of Endurance and Aspen makes compelling strategic and financial sense, creating a company with increased scale, an attractive diversified platform across products and geographies, and greater market presence and relevance. Aspen shareholders deserve the opportunity to have their voices heard on this value-enhancing combination, which offers them a highly attractive premium (including a meaningful cash component) and the opportunity to participate in future value creation through a stronger and more profitable company.

It is clear that Aspen’s board and management, with less than 1.2% ownership of Aspen, are not aligned with the best interests of their shareholders and have presented no credible plan to deliver value that can compete with what we are offering. In contrast, our board and management own approximately 5.1% of Endurance and I have personally committed to invest another $25 million in the transaction, clearly demonstrating our alignment with the interests of our shareholders.

Aspen has a history of underperformance and resistance to change. Endurance, on the other hand, has engineered an operational transformation and is today in the vanguard of acting on the clear need for industry consolidation and responding constructively to clients’ demands for greater global scale and reach. Moreover, Endurance has consistently outperformed Aspen over the past several years, including:1

•	Endurance has had a significantly higher total return to shareholders for the 5 years preceding the announcement of Endurance’s initial proposal on April 11, 2014 – 124% for Endurance versus a much lower 83% for Aspen;

•	Endurance has achieved meaningfully higher diluted book value per share growth (including dividends) – 13.0% CAGR for Endurance versus a much lower 9.4% CAGR for Aspen;

•	Endurance has attained higher underwriting profitability – 95.6% average combined ratio for Endurance versus a higher 96.7% for Aspen; and

•	Endurance has been more efficient than Aspen, having managed to an average expense ratio of 29.0% – versus a much higher 33.5% for Aspen.

[1]	Financial metrics shown (excluding total shareholder return) are for the five years ended December 31, 2013.

Aspen’s shareholders should be asking themselves whether Aspen’s weak performance track record supports the leap of faith required of them to accept Aspen’s untested standalone strategy for generating future shareholder value instead of Endurance’s proposed delivery of immediate superior value to Aspen’s shareholders with the opportunity for significant upside value in the future.

We urge Aspen shareholders to take concrete action towards realizing the value presented by Endurance’s proposed transaction and speak forcefully to Aspen’s board by supporting our two shareholder proposals. Strong shareholder support will help ensure that Aspen’s board and management will no longer be able to ignore the will of the true owners of Aspen.

Our proposal delivers a highly attractive premium and the opportunity for future value

Pursuant to Endurance’s increased proposal, each holder of Aspen common shares will have the right to receive, at their election: all cash ($49.50 for each Aspen share); all Endurance common shares (0.9197 Endurance shares for each Aspen share); or a combination of cash and Endurance common shares (0.5518 Endurance common shares and $19.80 in cash for each Aspen share). The election will be subject to a customary proration mechanism to achieve an aggregate consideration mix of 40% cash and 60% Endurance common shares (based on Endurance’s unaffected closing share price on April 11, 2014).

Endurance’s proposal represents a highly attractive premium to Aspen’s pre-announcement trading price and allows you the opportunity to participate in future value created by a stronger and more profitable company. The compelling value for Aspen shareholders includes:

•	a 25.7% premium to Aspen’s unaffected closing share price of $39.37 on April 11, 2014;

•	a 19.5% premium to Aspen’s unaffected all-time high share price of $41.43 on December 31, 2013;

•	1.16x Aspen’s March 31, 2014 diluted book value per share and 1.21x Aspen’s December 31, 2013 diluted book value per share; and

•	11.8x 2014 consensus Street earnings estimates for Aspen.

Despite the clear and compelling business logic and financial benefits of our proposal and the urging of major shareholders, Aspen’s board has rejected our offer, refusing even to discuss it with us, and adopted a poison pill to impede your ability to benefit from our proposal. Now you have an opportunity to take concrete action towards realizing the value presented by Endurance’s proposed transaction and make your views known directly and emphatically.

Vote FOR Endurance’s two shareholder authorizations

1. Special General Meeting – A written requisition to convene a special general meeting of Aspen shareholders to consider a proposal at that meeting to increase the size of Aspen’s board of directors from 12 to 19 directors. If the proposal is approved at the special general meeting, a majority of Aspen’s directors will stand for election at Aspen’s 2015 annual general meeting, thereby giving Aspen shareholders the ability to hold their board directly accountable for their failure to be responsive to the interests of the company’s true owners.

Aspen’s entrenchment device of a classified board, coupled with its restrictive bye-law provisions, have necessitated this action to ensure Aspen’s shareholders have a voice in the direction of their company.

2. Scheme of Arrangement – A shareholder authorization to support the proposal of a Scheme of Arrangement by Endurance, a process that will entail the holding of a court-ordered meeting of Aspen shareholders to directly consider and vote on Endurance’s acquisition proposal.

Your support for the authorization concerning the Scheme of Arrangement does not require you to vote for the Scheme if the court-ordered meeting is held; it merely expresses your support for such a meeting at which your voice can finally be heard.

A court-ordered meeting on a Scheme of Arrangement will provide Aspen shareholders with a formal mechanism to put your company back on a course that prioritizes shareholder value creation over the self-preservation concerns of Aspen’s board and senior management.

The principal obstacle to your receiving the compelling value of Endurance’s proposal is the entrenched opposition of Aspen’s own board of directors and management

The continued refusal by Aspen’s board and management to engage in any discussions with Endurance on behalf of your best interests demonstrates their entrenched position. They have made irresponsible assertions about Endurance’s proposal without conducting the simplest due diligence on its details. The arguments that have accompanied Aspen’s “rejections” have been merely a smokescreen for criticizing Endurance, a company that has from its inception delivered superior growth in book value per share to that of Aspen. They amount to nothing more than a brazen attempt by the Aspen board and management to distract you from the highly attractive premium value the Endurance proposal represents.

Endurance is fully committed to delivering our highly attractive premium to Aspen shareholders. We stand ready and willing to meet with Aspen and its advisors to make this transaction a reality or, if Aspen’s board and management continue to ignore the value presented by our proposal and the will of Aspen’s shareholders, to continue to move towards completing the actions we have proposed with all conviction. Continued delay and non-engagement by the Aspen board represent the only true risks to both companies’ shareholders.

Endurance’s proposed combination with Aspen is compelling and value-enhancing for investors

If Endurance’s proposals are approved by Aspen’s shareholders, Aspen’s board and management will have little choice but to recognize that the will of the true owners of the company is to engage in discussions with Endurance in order to make the proposed transaction a reality, fulfilling the significant benefits of a combination between Endurance and Aspen, including:

•	Increased scale and market presence: On a combined basis, the companies will have over $5 billion of shareholders’ equity and over $5 billion of annual gross premiums written, a size equal to or greater than many of our key competitors. This will create an enterprise of both scale and broad expertise well positioned to capitalize on the critical distribution relationships within its global markets and more effectively able to compete in an increasingly challenging market environment.

•	Diversified platform across products and geographies: While Endurance and Aspen share certain common businesses, the relative weighting of each is quite complementary. Aspen’s core strength in the London insurance market – including through Lloyd’s – is an attractive area where Endurance has significant management experience but currently has limited market presence. In addition, while Endurance has a market-leading and profitable agriculture insurance business in the U.S. that is uncorrelated with traditional property and casualty insurance and reinsurance, as well as a highly profitable global catastrophe reinsurance business, Aspen has historical strength in marine and energy lines. These are just a few examples where each company’s relative strengths are a natural fit and where, on a combined basis, the two companies can form a market leader of significant importance to brokers and customers.

•	Enhanced profit potential: While a key strategic rationale for this transaction is the enhanced scale and diversification evident in the combined company, as described above, we believe the combination of a strong management team comprised of industry-leading talent and world-class underwriting expertise from both companies, and expected transaction synergies exceeding $100 million annually (including cost savings, underwriting improvements, capital efficiencies, and enhanced capital management opportunities) will enable significantly improved profit potential.

•	Strengthened balance sheet and capital position: With a pro forma combined shareholders’ equity as of March 31, 2014 of $5.9 billion and total capital of $7.3 billion, the combined Endurance and Aspen will have a significantly enhanced capital position, which will allow the combined company to more meaningfully pursue growth opportunities and better withstand volatility. We also believe the added diversification of the business has the potential to create capital efficiencies. Through the unique combination of our businesses we also believe this added diversification, significantly increased size, as well as the combined strength of reserves and investments from both companies, will be viewed favorably by rating agencies.

The path forward is in YOUR hands. VOTE TODAY to take concrete action towards realizing the value presented by Endurance’s proposed transaction and to tell the Aspen board it’s time to engage with Endurance

Aspen shareholders deserve a board and management team that focuses less on erecting self-preserving defenses and more on enhancing Aspen’s value for its shareholders. Today, Aspen’s shareholders have the ability to take concrete action towards realizing the substantial benefits of Endurance’s proposal and make their opinions known on this value-enhancing combination. In the face of ongoing resistance from Aspen’s board and management, the time is now for Aspen’s shareholders to reassert their voice and their final authority over the future direction of their company by voting FOR the proposals on the WHITE card.

Your vote is extremely important. A vote FOR the proposals on the WHITE card will represent concrete action towards realizing the value presented by Endurance’s proposed transaction and will send a clear message that you want the Aspen board of directors to engage with Endurance. Please vote the WHITE card TODAY by signing, dating and returning the enclosed WHITE card in the postage-paid envelope provided.

If you have any questions or need assistance voting your shares, please contact the firm assisting us with this solicitation, Georgeson Inc., at (877) 278-9672 (toll-free) or via email at enduranceaspen@georgeson.com.

Thank you in advance for your support.

John R. Charman

Chairman and Chief Executive Officer

Endurance Specialty Holdings Ltd.

Please visit us at www.endurance-aspen.com for up to date information and copies of past letters and presentations to Aspen shareholders.

If you would like to receive information from us directly, please email us at

enduranceaspen@georgeson.com or call us at (877) 278-9672 (toll-free).

About Endurance Specialty Holdings

Endurance Specialty Holdings Ltd. is a global specialty provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance writes agriculture, professional lines, property, and casualty and other specialty lines of insurance and catastrophe, property, casualty, professional lines and specialty lines of reinsurance. We maintain excellent financial strength as evidenced by the ratings of A (Excellent) from A.M. Best (XV size category) and A (Strong) from Standard and Poor’s on our principal operating subsidiaries. Endurance’s headquarters are located at Waterloo House, 100 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings Ltd., Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. For more information about Endurance, please visit www.endurance.bm.

Cautionary Note Regarding Forward-Looking Statements

Some of the statements in this press release may include, and Endurance may make related oral, forward-looking statements which reflect our current views with respect to future events and financial performance. Such statements may include forward-looking statements both with respect to us in general and the insurance and reinsurance sectors specifically, both as to underwriting and investment matters. These statements may also include assumptions about our proposed acquisition of Aspen (including its benefits, results, effects and timing). Statements which include the words “should,” “would,” “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” and similar statements of a future or forward-looking nature identify forward-looking statements in this press release for purposes of the U.S. federal securities laws or otherwise. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or may be important factors that could cause actual results to differ materially from those indicated in the forward-looking statements. These factors include, but are not limited to, the effects of competitors’ pricing policies, greater frequency or severity of claims and loss activity, changes in market conditions in the agriculture insurance industry, termination of or changes in the terms of the U.S. multiple peril crop insurance program, a decreased demand for property and casualty insurance or reinsurance, changes in the availability, cost or quality of reinsurance or retrocessional coverage, our inability to renew business previously underwritten or acquired, our inability to maintain our applicable financial strength ratings, our inability to effectively integrate acquired operations, uncertainties in our reserving process, changes to our tax status, changes in insurance regulations, reduced acceptance of our existing or new products and services, a loss of business from and credit risk related to our broker counterparties, assessments for high risk or otherwise uninsured individuals, possible terrorism or the outbreak of war, a loss of key personnel, political conditions, changes in accounting policies, our investment performance, the valuation of our invested assets, a breach of our investment guidelines, the unavailability of capital in the future, developments in the world’s financial and capital markets and our access to such markets, government intervention in the insurance and reinsurance industry, illiquidity in the credit markets, changes in general economic conditions and other factors described in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. Additional risks and uncertainties related to the proposed transaction include, among others, uncertainty as to whether Endurance will be able to enter into or consummate the transaction on the terms set forth in the proposal, the risk that our or Aspen’s shareholders do not approve the transaction, potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction, uncertainties as to the timing of the transaction, uncertainty as to whether Aspen shareholders tender into the exchange offer, uncertainty as to the actual premium of the Endurance share component of the proposal that will be realized by Aspen shareholders in connection with the transaction, competitive responses to the transaction, the risk that regulatory or other approvals required for the transaction are not obtained or are obtained subject to conditions that are not anticipated, the risk that the conditions to the closing of the transaction are not satisfied, costs and difficulties related to the integration of Aspen’s businesses and operations with Endurance’s businesses and operations, the inability to obtain, or delays in obtaining, cost savings and synergies from the transaction, unexpected costs, charges or expenses resulting from the transaction, litigation relating to the transaction, the inability to retain key personnel, and any changes in general economic and/or industry specific conditions.

Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation publicly to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in our most recent reports on Form 10-K and Form 10-Q and the risk factors included in Aspen’s most recent reports on Form 10-K and Form 10-Q and other documents of Endurance and Aspen on file with the U.S. Securities and Exchange Commission (the “SEC”). Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Endurance will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations.

Additional Information about the Proposed Transaction and Where to Find It

This press release relates to the offer commenced by Endurance to exchange each issued and outstanding common share of Aspen (together with associated preferred share purchase rights) for $49.50 in cash, 0.9197 Endurance common shares, or a combination of cash and Endurance common shares, subject to a customary proration mechanism. This press release is for informational purposes only and does not constitute an offer to exchange, or a solicitation of an offer to exchange, Aspen common shares, nor is it a substitute for the Tender Offer Statement on Schedule TO or the preliminary Prospectus/Offer to Exchange included in the Registration Statement on Form S-4 (including the Letter of Transmittal and Election and related documents and as amended from time to time, the “Exchange Offer Documents”) that Endurance has filed with the SEC. The Endurance exchange offer will be made only through the Exchange Offer Documents.

This press release is not a substitute for any other relevant documents that Endurance may file with the SEC or any other documents that Endurance may send to its or Aspen’s shareholders in connection with the proposed transaction. Endurance is sending to Aspen shareholders a solicitation statement with respect to the solicitation of (i) written requisitions that the board of directors of Aspen convene a special general meeting of Aspen’s shareholders to vote on an increase in the size of Aspen’s board of directors from 12 to 19 directors and (ii) Aspen shareholder support for the proposal of a scheme of arrangement by Endurance which will entail the holding of a court-ordered meeting of Aspen shareholders at which Aspen’s shareholders would vote to approve a scheme of arrangement under Bermuda law pursuant to which Endurance would acquire all of Aspen’s outstanding common shares on financial terms no less favorable than those contained in its acquisition proposal announced on June 2, 2014 (the “Solicitation Statement”).

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE EXCHANGE OFFER DOCUMENTS AND THE SOLICITATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ENDURANCE HAS FILED OR MAY FILE WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website (www.sec.gov) or by directing a request to Endurance at the Investor Relations contact below.

Participants in the Solicitation

Endurance and its directors and certain of its executive officers and employees may be deemed to be participants in any solicitation of shareholders in connection with the proposed transaction. Information about Endurance’s directors, executive officers and employees who may be deemed to be participants in the solicitation, including a description of their direct and indirect interests, by security holdings or otherwise, is set forth in the Solicitation Statement and Endurance’s proxy statement, dated April 9, 2014, for its 2014 annual general meeting of shareholders.

Regulation G Disclaimer

In this press release, Endurance has included certain non-GAAP measures, including return on equity, combined ratio and diluted book value per share. Endurance management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the proposed transaction in a manner that allows for a more complete understanding. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. For a complete description of non-GAAP measures and reconciliations, please review the Investor Financial Supplement on Endurance’s website at www.endurance.bm.

Additional Information

All references in this press release to “$” refer to United States dollars.

The contents of any website referenced in this press release are not incorporated by reference herein.

Contacts:

Endurance Specialty Holdings Ltd.

Investor Relations

Phone: +1 441 278 0988

Email: investorrelations@endurance.bm

Georgeson

Donna Ackerly and David Drake

Phone: 212 440 9837/9861

Email: dackerly@georgeson.com and ddrake@georgeson.com

Media Relations

Ruth Pachman and Thomas Davies

Kekst and Company

Phone: 212 521 4891/4873

Email: Ruth-Pachman@kekst.com and Tom-Davies@kekst.com

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